[LETTERHEAD OF LATERAL MEDIA, INC.]

October 23, 2009

By Email

Michael Rose
15207 Clydelle Avenue
San Jose, CA 95124

Dear Michael:

As you know, we do not have sufficient work in the near term to be able to justify continuing your current employment.  It may take up to three months to determine the viability of your position.  Therefore, it is necessary to furlough you from your active employment status effective immediately.

Consistent with California Labor Code Section 201, enclosed is a check in the amount of your final wages, including salary and accrued commissions, and accrued, but unused annual vacation leave.

The following terms and conditions will apply to your furlough:

You will be on furlough from Monday, October 26, 2009, through Friday, January 29, 2010.  Your furlough will be unpaid.

If business conditions change within Lateral Media during the term of your furlough and regular, full-time work becomes available for you, we will notify you.  Please make sure that I have a current telephone number and e-mail address at which you can be reached.

You may be eligible for unemployment compensation during your furlough period.  Please refer to the enclosed Employment Development Department (EDD) brochure for additional information on unemployment compensation.  The earliest you may apply is the first day you are on furlough.  There is a one-week waiting period from the day you apply before you are eligible for benefits.  No benefits are payable for the waiting period.

Should you apply for unemployment compensation, be sure to let the interviewer at EDD know that you are on involuntary furlough for a specific period of time. This may reduce the need to be "searching for work" in order to qualify for benefits.

While you are on furlough, you will continue to hold the stock options awarded to you, the first third of which are scheduled to vest on the one year anniversary of your first date of employment.  Any compensation you receive from Lateral Media during your furlough will be eligible for vacation accruals.

In the event that Lateral Media determines that it is unable to recall you to work at any time on or before February 1, 2010, Lateral Media will convert your furlough to a termination of employment.  In that event, Lateral Media will commence on the next regular payroll following the termination of your employment severance payments equal to six months of continued salary pursuant to the terms of your employment agreement.  Any unvested stock options will be forfeited.

I regret that is necessary to take this action and recognize the hardships employees have when placed on furlough status.  Should you have any questions or concerns, please do not hesitate to contact me at (310) 601-2500.

Very truly yours, /s/ Charles Bentz